UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 29, 2008

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2009 Executive Incentive Plan

On July 29, 2008, the Compensation Committee of the Board of Directors (the “Committee”) of Extreme Networks, Inc. (“Extreme”) approved the terms of Extreme’s Fiscal 2009 Executive Incentive Bonus Plan (the “2009 Bonus Plan”). The 2009 Bonus Plan provides for the payment of cash bonuses based upon Extreme’s operating margin and revenue objectives. The actual bonus of any Officer will be equal to the Corporate Achievement Percentage (as defined below), multiplied by such Officer’s Individual Bonus Percentage (as defined below), and multiplied by such Officer’s base salary.

The “Corporate Achievement Percentage” is based upon the Company’s achievement of fiscal 2009 operating margin objectives (after deducting all amounts payable under this Plan) and the Company’s fiscal 2009 revenue objectives, and may range from 0% (if minimum results are not achieved), to a maximum of 200%.

The “Individual Bonus Percentage” for each Officer is set as a percentage of base salary and varies based upon the Officer’s position and responsibilities. The Individual Bonus Percentages are between 30% and 70% of base salary.

The actual bonus of the Senior Vice President of Worldwide Sales (the “SVP Sales”) will be equal to the SVP Sales’ Corporate Achievement Percentage, multiplied by $78,000. The SVP Sales also is eligible to receive a commission-based cash bonus, which is separate from and not included in this Plan.

The 2009 Executive Incentive Bonus Plan, adopted and effective as of July 29, 2008, is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference. The preceding discussion of the 2009 Bonus Plan is qualified by reference to the 2009 Bonus Plan attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Extreme Networks, Inc. Fiscal 2009 Executive Incentive Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2008

EXTREME NETWORKS, INC.

By:	/s/ Karen M. Rogge
Karen M. Rogge Senior Vice President and Chief Financial Officer

4